Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

April 24, 2014

1. Barclays ETNs are senior, unsecured debt securities of Barclays Bank PLC. Senior: in the event of default or insolvency, investors in senior debt are repaid before all debts subordinated to the senior debt and all equities. Unsecured: there is no direct collateral asset on which senior debt investors have a claim in case of default or insolvency. 2. With short sales, an investor faces the potential for unlimited losses as the security’s price rises. 3. Subject to any applicable redemption charge and applicable minimum amount. See relevant prospectus for further information. 4. Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. 5. Holders of currency ETNs generally realize ordinary income upon sale, redemption or maturity and, in some cases, recognize current income. For more information regarding the US federal income tax treatment of Barclays ETNs, see the relevant prospectus or visit www.barclays.com/etn/ofisteelpath to access a Tax FAQ. 6. Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. 7. Diversification does not protect against market risk. 8. Please refer to the relevant prospectus for further information about the risks of investing in a particular ETN. What is an ETN? An Exchange Traded Note (ETN) is a debt security that can be bought and sold on an exchange. An ETN provides investors with a return linked to the performance of an underlying index, less fees and applicable costs. An investment in ETNs involves significant risks and may not be suitable for all investors. What are characteristics of an ETN? Debt securities1 that offer access to a range of exposures including commodities, currencies, equities, fixed income, and other strategies May be bought/sold on an exchange throughout the trading day May be bought/sold short2 in margin accounts Offer daily redemption capabilities directly to the issuer3 Provide minimal or no tracking error to their specified underlying index4 Some ETNs, including the Barclays OFI SteelPath MLP ETNs, are designed to pay periodic coupons, which are taxable. For other ETNs, gains or losses generally are not realized until the sale, maturity, or redemption of the ETN5 How does an ETN work? An ETN is a debt security representing a promise by the issuer to pay a return linked to the performance of a specified index, less fees and applicable costs. Because of this structure, the indicative value of an ETN has no tracking error to its underlying index.6 Unlike an ETF, there are no underlying assets held to which the investor has recourse. See the next page for a detailed comparison of ETFs and ETNs. How can investors use ETNs? Diversification7 Portfolio completion Execute tactical views Interest rate management Hedging What are the key considerations of an ETN?8 Market Performance. The return of an ETN is linked to the performance of an index, less fees and applicable costs. The index may rise or fall depending on market conditions, affecting the value of the investment return. Investors may lose some or all of their investment in the ETN. Traded on Exchange. As an exchange-traded product, an ETN can be bought and sold daily on an exchange during normal US market hours. Investors may be exposed to risk overnight and during other non-trading hours. Additionally, investors may be exposed to risk when the ETN is trading but the market on which the underlying index is based is closed. Issuer Credit Risk. Investors are exposed to issuer credit risk when investing in any debt security, including ETNs. It is possible that an issuer may not be able to meet its obligations on the ETNs as they become due. Exchange Traded Notes (ETNs) have become increasingly popular investment instruments, providing singletrade access to hard-to-reach exposures including commodities, volatility, and other investment strategies. ETN Fundamentals

ETN ETF Liquidity Daily on exchange, subject to trading market Daily on exchange, subject to trading market Registration Securities Act of 1933 Investment Company Act of 1940 Recourse Issuer credit Portfolio of securities Principal risk Market and issuer risk Market risk Tracking error Minimal to none Low Tax issues Capital gains are generally realized upon the sale, redemption or maturity of the ETNs. However, some ETNs are designed to pay a periodic coupon, which is generally taxable as ordinary income. Significant aspects of the tax treatment of many ETNs are uncertain. You should consult your tax advisor about your own tax situation. Capital gains are generally realized upon the sale or redemption of an ETF. Dividends and interest income are generally distributed on a current basis and may, depending on the circumstances, be taxable to shareholders. Transparency Performance of ETNs generally depends on the return of the underlying index, less applicable fees and costs. There is not an underlying portfolio of securities that investors have recourse to. Performance of ETFs generally depends on the return on a portfolio of securities of instruments held by the fund, less applicable fees and costs. Holdings of the fund are disclosed by the fund sponsor. Accessibility Access through any brokerage account (certain firms may have restrictions on product availability on their platforms) Access through any brokerage account (certain firms may have restrictions on product availability on their platforms) Institutional size redemption Daily to the issuer, subject to minimum redemption amount Daily via custodian, subject to minimum redemption amount Short sales Yes, on an uptick or a downtick Yes, on an uptick or a downtick ETN Fundamentals Both ETNs and ETFs provide investors access to the returns of various market benchmarks. The biggest difference is that ETNs are debt securities, whereas ETFs are typically funds that hold a portfolio of securities. Other differences and similarities include:

Selected Risk Considerations An investment in any Barclays ETNs (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of the Barclays OFI SteelPath MLP ETNs and the Barclays ETN+ Select MLP ETNs, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index, or the VWAP level in the case of the Barclays OFI SteelPath MLP ETNs and the Barclays ETN+ Select MLP ETNs, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index, or the VWAP value in the case of the Barclays OFI SteelPath MLP ETNs and the Barclays ETN+ Select MLP ETNs, has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. No Guaranteed Coupon or Interest Payments from the ETNs: You are not guaranteed to receive any interest payments on the ETNs. For the Barclays OFI Steelpath MLP ETNs and the Barclays ETN+ Select MLP ETNs, you are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.barclays.com/etn/ofisteelpath or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 877 764 7284, or you may request a copy from any other dealer participating in the offering. OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETN. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Barclays Capital Inc. and its affiliates do not provide tax advice. Any discussion of US federal income tax matters herein is provided as a matter of general information, and should not be construed to represent tax advice. Please be advised that any discussion of US tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding US tax-related penalties, and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. You should refer to the applicable prospectus for any relevant ETN, ETF or other investment for more detailed information, and should also consult your tax advisor prior to making any investment decision. “OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. P0524 | CSNY481462 v15 | April 2014 Additional resources For more information, please visit www.barclays.com/etn/ofisteelpath NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE